Gibraltar Board of Directors Appoints Two New Members
February 27, 2020

Vice Chairman Frank G. Heard to Retire from Board at End of Current Term

BUFFALO, N.Y.--(BUSINESS WIRE)-- Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, industrial and infrastructure markets, today announced that its Board of Directors has appointed Linda K. Myers, a Partner at Kirkland & Ellis LLP, and Atlee Valentine Pope, President & Chief Executive Officer of Blue Canyon Partners, Inc. as new independent members of the Board, effective February 26, 2020. Additionally, Frank G. Heard, Vice Chairman of the Board and former Gibraltar CEO, will retire on March 3, 2020. Mr. Heard will serve out the remainder of his current Board term but will not stand for re-election at Gibraltar’s next Annual Meeting, which is expected to be held in May 2020. These changes bring Gibraltar’s total Board membership to 9 seats.

William P. Montague, Chairman of the Board, stated, “Since his appointment in May 2014, Frank Heard led Gibraltar’s transformation to a more innovative, cost efficient and higher-return company that better serves its customers. The Board joins me in thanking him for his service and the value created under his leadership. Frank has expressed his appreciation for the support and guidance provided by all his coworkers and Gibraltar’s customers and investors over the course of his time with the company.”

Mr. Montague concluded, “We welcome Linda Myers and Atlee Valentine Pope, both powerhouses in their fields, to Gibraltar’s Board. They bring remarkable records of accomplishment, business judgment and leadership in areas key to Gibraltar’s success, including strategy formation and implementation, driving growth and value creation, corporate M&A, finance, and succession and diverse team building. The Board looks forward to Linda and Atlee’s counsel, expertise and energy as we strive to accelerate growth and returns across focused platforms and bring value to employees, customers and shareholders.”

Ms. Myers will sit on the Audit and Capital Structure and Asset Management Committees and Ms. Pope will sit on the Compensation and Nominating and Corporate Governance Committees.

Linda Myers joined Kirkland & Ellis LLP, one of the largest law firms in the world, in 1994 and became a partner in 1996. She established the nascent Debt Finance practice, growing it to a team of more than 250 lawyers worldwide. She is Chairwoman of Kirkland’s Administrative Committee, and a member of the Audit Committee, Finance Committee, and Global Executive Committee. Prior to Kirkland, she worked as an Associate at law firms Jones Day and Shearman & Sterling. Ms. Myers is a Member of the St. Ignatius College Prep Board of Trustees, a Member and Governance Committee Chair of The Chicago Network, and a Member of the Boards of the Lyric Opera of Chicago and The Chicago Shakespeare Theater. She earned a JD from Georgetown University Law Center and a BA in International Relations and Economics from the University of Wisconsin.

Atlee Valentine Pope is co-founder and leader Blue Canyon Partners, a growth strategy consulting firm that advises Fortune 500 boards of directors and C-suite executives. Prior to founding Blue Canyon Partners, she was Executive Director of Baker & Company, a privately-held consulting firm serving the automotive and telecommunications industry subsequently sold to J.D. Power & Associates, Principal & Member of Board of Directors of Highfield Associates, Ltd., launching the US business for a UK start-up advisory firm serving European automotive, construction equipment and general manufacturing sectors, and Vice President, Capital Markets, Corporate Finance & Project Finance at First Chicago. She serves on the Board of Trustees of Northlight Theater, and previously served on the Advisory Board of the Babson Center for Global Commerce at University of the South, on the Advisory Board of the American Heart Association in Chicago Go Red for Women, the Board of Trustees at Roycemore School, Evanston, and in the Women’s Director Development Program at Northwestern | Kellogg. Ms. Pope authored CoDestiny, one of the first books published on customer-centric value creation strategies for growth in complex business-to-business markets. She earned an MBA, Finance & Marketing from Northwestern University’s J.L. Kellogg Graduate School and a BA in History from Sewanee: The University Of The South.

About Gibraltar

Gibraltar Industries is a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, industrial, and infrastructure markets. With a three-pillar strategy focused on business systems, portfolio management, and organization and talent development, Gibraltar’s mission is to create compounding and sustainable value with strong leadership positions in higher growth, profitable end markets. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Forward-Looking Statements

Certain information set forth in this news release, other than historical statements, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based, in whole or in part, on current expectations, estimates, forecasts, and projections about the Company’s business, and management’s beliefs about future operations, results, and financial position. These statements are not guarantees of future performance and are subject to a number of risk factors, uncertainties, and assumptions. Actual events, performance, or results could differ materially from the anticipated events, performance, or results expressed or implied by such forward-looking statements. Before making any investment decisions regarding our company, we strongly advise you to read the section entitled “Risk Factors” in our most recent annual report on Form 10-K which can be accessed under the “SEC Filings” link of the “Investor Info” page of our website at www.Gibraltar1.com. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com

LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com